Exhibit 99.1

Intrac, Inc. Signs Term Sheet

NEW YORK, NY—(BUSINESS WIRE)—Dec. 1, 2004—Intrac, Inc. (OTCBB:ITRD.OB) (“Intrac” or the “Company”) and certain of its security holders have executed a non-binding Term Sheet with Innovative Drug Delivery Systems, Inc. (“IDDS”), a privately-held company which is a development stage specialty pharmaceutical company that applies proprietary technologies to develop new drugs and improved formulations of existing drugs for the prescription pain management market.

The transaction contemplated by the Term Sheet would include the merger of IDDS into Intrac (or a wholly-owned subsidiary of Intrac) and a change of control of Intrac. Completion of the proposed transaction is subject to various terms and conditions, including but not limited to the negotiation and execution of definitive agreements between the parties, the arrangement of financing, necessary approvals by the boards of directors and stockholders and the satisfactory completion of due diligence. The current shareholders of Intrac would suffer substantial dilution as a result of the proposed transaction. There is no assurance that the proposed transaction will be completed. Earlier this year Intrac had entered into a merger agreement with a third party for a similar form of transaction, which agreement was later terminated.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the ability of the Company to negotiate and complete any transaction with any third party, including but not limited to the proposed transaction detailed herein and other risks as detailed from time-to-time in the Company’s reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

Contact:

Robert L. B. Diener

(310) 396-1691